Exhibit 99(h)(3)

SECOND AMENDMENT TO

FUND ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Second Amendment is entered into as of March 1, 2019 (the “Second Amendment”), by among GuideStone Funds (the “Trust”), a Delaware statutory trust, on behalf of itself and each of its separate series listed on Annex A to the Administration Agreement (each a “Fund” and collectively, the “Funds”) and The Northern Trust Company (“Northern”), an Illinois corporation

WHEREAS, the Trust and Northern are party to a Fund Administration and Accounting Services Agreement, dated as of March 31, 2017 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Administration Agreement”), wherein Northern agreed to provide certain services to the Funds; and

WHEREAS, in addition to the provisions contained in the Agreement, effective as of the date hereof, the Adviser, the Trust and Northern wish to make certain amendments to the Administration Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Administration Agreement.

(b)	The headings to the clauses of this Amendment shall not affect its interpretation

2.	AMENDMENT.

(a)	Schedule A (Fees and Expenses) to the Administration Agreement is hereby amended by inserting the following new item D at the end of such Schedule:

D.    The Trust shall cause to be paid to Northern out of the assets of the Trust the following fees in connection with providing services in connection with Enhanced Fund Accounting Services on Convertible Debt Instruments:

Enhanced Fund Accounting Services on Convertible Debt Instruments

Service	Fee

3.     GOVERNING LAW. This Second Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

4.    MISCELLANEOUS. This Second Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Except as provided herein, this Second Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5.    EFFECT OF SECOND AMENDMENT. All other terms and conditions set forth in the Administration Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Administration Agreement in the Administration Agreement and all schedules thereto shall mean and be a reference to the Administration Agreement as amended by this Second Amendment.

IN WITNESS WHEREOF, each of the Trust and Northern has caused this Second Amendment to be signed and delivered by its duly authorized representative.

GUIDESTONE FUNDS

By:
Name:
Title:

THE NORTHERN TRUST COMPANY

By:
Name:
Title: